SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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COORSTEK, INC.
(Name of Registrant as Specified In Its Charter)
N/A
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Letter to Stockholders from CoorsTek Board of Directors dated March 5, 2003

[CoorsTek letterhead]

March 5, 2003

URGENT

        The Special Meeting of Stockholders of CoorsTek, Inc. is scheduled for March 18.

        To date, we have not received your vote.

        As described in the proxy statement previously sent to you, stockholders are being asked to vote on a merger proposal among Keystone Holdings LLC, Keystone Acquisition Corp. and CoorsTek, which will result in the purchase of your CoorsTek shares of common stock for $26 in cash, without interest.

        For the reasons stated in the proxy statement, CoorsTek's Board of Directors has approved the proposed merger and recommends that you vote "FOR" the approval and adoption of the Agreement and Plan of Merger, a copy of which was sent to you with the proxy statement, and authorization of the merger.

        We have enclosed another proxy form for your use in voting. The proxy also contains instructions on how to vote by toll-free telephone call or by the Internet.

YOUR VOTE IS VERY IMPORTANT!

        If you do not vote, it will have the same effect as if you voted against the merger. We urge you to complete, sign and return your proxy, or vote by toll-free telephone or the Internet.

        If you have already voted, it is possible that your proxy was not received prior to this mailing, so please accept our thanks.

Sincerely,
Board of Directors of CoorsTek, Inc.

If you need assistance in voting your shares, please call:

MORROW & CO., INC.

(800) 607-0088

        Important Legal Information:    On February 13, 2003, CoorsTek began mailing the proxy materials for its March 18 Special Meeting of Stockholders to its stockholders of record as of February 7, 2003. Stockholders may obtain a free copy of the proxy statement by directing a request to CoorsTek, Inc., 16000 Table Mountain Parkway, Golden, Colorado 80402, telephone (303) 277-4000, Attention: Investor Relations. Stockholders may also obtain a copy of the proxy statement and CoorsTek's other filed documents for free at the Internet web site maintained by the Securities and Exchange Commission at www.sec.gov. CoorsTek stockholders are encouraged to read CoorsTek's proxy statement relating to the Special Meeting of Stockholders as it contains important information.